Exhibit 99.1

HashiCorp Appoints David Henshall to Board of Directors

Henshall Provides Operating Experience, Having Led Citrix Systems Through Multiple Phases of Growth as CEO, CFO, and COO

SAN FRANCISCO, Sept. 27, 2022 — HashiCorp, Inc. (NASDAQ: HCP), a leading provider of multi-cloud infrastructure automation software, today announced it has appointed David Henshall to its board of directors, effective immediately.

Most recently Henshall held the role of chief executive officer at Citrix Systems. During his nearly two decades with the company he also held roles as chief operating officer and chief financial officer, overseeing the company’s worldwide finance, operations, and administration organizations.

“I’m thrilled to welcome David to HashiCorp’s board of directors. I believe he’ll bring a great deal of value to HashiCorp given his extensive experience scaling a software company to billions of dollars in annual revenue, and his tested understanding of navigating the operational requirements of each stage of this kind of growth,” said David McJannet, chief executive officer, HashiCorp. “I look forward to David’s perspective and contributions as he taps his experience as a public market CEO, CFO, and COO to help us with our next phases of growth.”

Henshall brings unique experience building and scaling a hyper growth infrastructure software company, having joined Citrix as the company was surpassing $500 million in annual revenue. During his tenure leading the company, Citrix surpassed $3 billion in annual revenue.

“HashiCorp offers a powerful portfolio of multi-cloud infrastructure automation solutions, which play an increasingly critical role in helping organizations move to and operate in the cloud, while ensuring security, resilience, and performance across their cloud infrastructure,” said Henshall. “HashiCorp has a tremendous market opportunity in front of it because it is uniquely positioned to support customers across all cloud infrastructure platforms. This opportunity, coupled with the team and what they have built and delivered already, excites me. I am looking forward to helping them continue to execute against their opportunity.”

Before joining Citrix, Henshall served as CFO of Rational Software Corporation, a software company acquired by IBM Corporation (NYSE: IBM), and also held various finance positions at Cypress Semiconductor and Samsung. He currently serves as a member of the board of directors at New Relic (NASDAQ: NEWR), a leader in observability, and Everbridge, Inc. (NASDAQ:EVBG), a platform for critical event management. Henshall holds a B.S. in Business Administration from University of Arizona and an MBA from Santa Clara University.

HashiCorp appointed Henshall as an independent board member, following the appointments of independent board members Sigal Zarmi in 2021, Todd Ford in 2020, and Susan St. Ledger in 2019.

About HashiCorp

HashiCorp is a leader in multi-cloud infrastructure automation software. The HashiCorp software suite enables organizations to adopt consistent workflows and create a system of record for automating the cloud: infrastructure provisioning, security, networking, and application deployment. HashiCorp’s portfolio of products includes Vagrant™, Packer™, Terraform®, Vault™, Consul®, Nomad™, Boundary™, and Waypoint™. HashiCorp offers products as open source, enterprise, and as managed cloud services. The company is headquartered in San Francisco, though most of HashiCorp employees work remotely, strategically distributed around the globe. For more information, visit hashicorp.com or follow HashiCorp on Twitter @HashiCorp.

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HashiCorp Media & Analyst Contact

Kate Lehman

media@hashicorp.com